Exhibit 99.1

Barnes & Noble Sales Increase 8.0% in 2003; Fourth Quarter Sales
Increase 10.0%; Fourth Quarter Comparable Store Sales Increase 6.4%

    NEW YORK--(BUSINESS WIRE)--Feb. 19, 2004--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported sales for the fourth quarter and for the full year ended January 31, 2004:

    -- Barnes & Noble store sales were $1.3 billion for the quarter, an increase of 10.0% over the prior year. For the full year ended January 31, 2004, sales were $3.9 billion, an increase of 8.0%. Comparable store sales increased 6.4% for the fourth quarter and 3.2% for the year. Comparable store sales for the month of January increased 7.8%.

    -- B. Dalton sales, which comprise approximately 5.0% of total bookstore sales, were $79.7 million for the quarter, a decrease of (10.3%), and $221.0 million for the year, a decrease of (15.0%), due primarily to the closing of 63 stores. Comparable store sales increased 4.1% for the fourth quarter and decreased (2.0%) for the year.

    The company expects full year consolidated earnings to be approximately $2.07 per share, at the high end of previously issued guidance of $2.00 to $2.07 per share. Subject to the completion of the year end audits, earnings per share is expected to be $1.75 for Barnes & Noble bookstores, $0.50 for GameStop and ($0.18) for Barnes & Noble.com. Earnings per share estimates for GameStop and Barnes & Noble.com are based upon Barnes & Noble, Inc.'s percentage ownership interest in each company. Earnings results for fiscal 2003 and guidance for fiscal 2004 will be issued on or about March 18, 2004.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 647 Barnes & Noble stores in 49 states. It also operates 195 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. It conducts its e-commerce business through Barnes & Noble.com (NASDAQ: BNBN) (http://www.bn.com).
    Barnes & Noble also has approximately a 65% interest in GameStop (NYSE: GME), the nation's largest video game and entertainment software specialty retailer with 1,514 stores.
    General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com/financials.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

    CONTACT: Barnes & Noble, Inc.
             Media Contact:
             Mary Ellen Keating
             Senior Vice President
             Corporate Communications
             212/633-3323
             or
             Investor Contact:
             Joseph J. Lombardi
             Chief Financial Officer
             212/633-3215